Exhibit 10.23

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

____

INTERNET:	OFFICE:	EMAIL:
www.mreic.reit	(732) 577-9996	mreic@mreic.com

December 23, 2019

Allison Nagelberg

51 Patton Drive

East Brunswick, NJ 08816.

Dear Allison:

This Retirement Agreement (the “Agreement”) confirms the agreement between Monmouth Real Estate Investment Corporation (the “Company”) and you regarding your retirement from the Company as of December 23, 2019 (the “Retirement Date”). Subject to the terms and conditions set forth herein, in recognition of two decades of exemplary service to the Company and to assist you in transitioning to your other employment, the Company has agreed to make the payments set forth in this Agreement.

1. Resignation of Title and Position. As of the Retirement Date, you hereby resign your position as General Counsel of the Company and all other positions that you hold with the Company or any of its subsidiaries, and the Company confirms its acceptance of such resignations. Your retirement from the Company shall constitute a termination other than for “cause” for purposes of any agreements by and between you and the Company or any of its subsidiaries and affiliates, including pursuant to the Employment Agreement entered into between you and the Company dated January 1, 2017 (as amended, the “Employment Agreement”).

2. Final Payment of Accrued Wages, Discretionary Bonus and Expenses. On the Retirement Date, you will be paid an amount equal to all accrued wages through the Retirement Date as well as a discretionary bonus in the amount of $30,000 for 2019. You will also be reimbursed for all preapproved expenses incurred by you and submitted by you for payment in accordance with the Company’s expense reimbursement policies on or before the Retirement Date.

3. Retirement Payments and Benefits. The retirement payments and benefits specified in this Section 3 are contingent upon your execution of the General Release of Claims attached as Exhibit A hereto (the “General Release”) no earlier than the Retirement Date and it becoming effective pursuant to its terms (the “Release Effective Date”), and your continued compliance with the covenants contained in the Corporate Disclosure Policy executed by you on May 27, 2015 and the Technology Usage and Confidentiality Policy executed by you on September 19, 2014 (together, the “Confidentiality Agreements”). You agree that the only severance payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

Subject to the General Release becoming effective pursuant to its terms and your compliance with the above, in addition to the payments specified in Section 2:

(a) You shall be entitled to receive payments at an annual rate of $395,039.54 per year, payable bi-weekly through December 31, 2020 in accordance with the terms of the Employment Agreement. The payments pursuant to this Section 3(a) shall be in full satisfaction of any amounts owing to you under the Employment Agreement.

(b) You shall be entitled to receive payment equal to $395,039.54, which shall be paid in a single lump-sum payment on December 31, 2019.

(c) If you elect group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay the cost of your (and your spouse and eligible dependents who were covered immediately prior to your termination of employment) medical, dental and/or vision benefit coverage under COBRA for up to eighteen (18) months following the Retirement Date, in accordance with COBRA, beginning the first day of the calendar month following the Retirement Date and ending on the earlier of the end of such eighteen (18) month period, the date you cease to be eligible for COBRA or the date you, your spouse and eligible dependents become covered under another employer’s medical, dental and vision plans (the “COBRA Continuation”); provided, however, that the Company may modify the COBRA Continuation coverage contemplated hereunder to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable). Any such change will be applied Company-wide and consistent with the coverage offered to other employees of the Company. Employee’s rights under the Company’s benefit plans (other than medical and health plans) and any equity awards shall be determined under the provisions of such plans and any applicable award agreements.

(d) The 1,254 shares which remain unvested pursuant to the terms of a Restricted Stock Award Agreement dated July 5, 2015 shall become fully vested as of the Release Effective Date.

(e) The Company will arrange to have the title to the 2012 Audi Q5 that has been provided for your use transferred to your name. You will also be entitled to retain your Company-provided smart phone, subject to Section 4 and confirmation by the Company’s IT personnel that all of the Company’s confidential information has been deleted from the device.

(f) All contributions to the Company’s 401(k) Plan (the “401(k) Plan”) will cease as of the Retirement Date. As a vested member of the 401(k) Plan, you are entitled to roll-over those funds and otherwise receive benefits from the 401(k) Plan in accordance with the terms of the 401(k) Plan and applicable law.

(g) Pursuant to the Amended and Restated 2007 Incentive Award Plan, as of the Retirement Date, you hold an option to acquire 30,000 shares of the common stock of the Company with an exercise price of $14.24 per share (treated as an incentive stock option as to 7,022 shares and as a non-qualified stock option as to 22,978 shares) and an option to acquire 45,000 shares of the common stock of the Company with an exercise price of $13.64 per share (treated as an incentive stock option as to 7,331 shares and as a non-qualified stock option as to 37,669 shares) (collectively, the “Options”). The Options may be exercised through the expiration of ninety (90) days from the Retirement Date.

4. Return of Company Property. With the exception of the items listed in Section 3(e), you will return to the Company all Company documents, files and property in your possession on the Retirement Date. Your receipt of the payments and benefits pursuant to Section 3 is conditioned upon your compliance with the terms of this Section 4.

5. Cooperation With the Company. Should the Company request your presence and cooperation in any future legal or administrative proceedings, you agree to make yourself available for a reasonably necessary duration upon reasonable notice at times and in a manner that is mutually convenient to you and the Company. In the event that the Company requests that you provide such cooperation for greater than the total amount of eight (8) hours, the Company will compensate you for each hour spent in excess of the eight (8) hours, you will be compensated at the rate of $300 per hour. The Company shall also reimburse you for all reasonable and necessary costs incurred in such proceeding, including meals, travel and lodging, subject to the Company’s pre-approval.

6. Mutual General Releases.

(a) Mutual Covenant Not to Sue. You and the Company (collectively, the “Parties”) understand that by entering into this Agreement, the Parties are agreeing not to sue, or otherwise file any claim against each other for any reason whatsoever based on anything that has occurred as of the date this Agreement is executed.

(b) Release of the Company. This Agreement and the payments and benefits contemplated in Section 3 are contingent upon you signing and not subsequently revoking the General Release.

(c) General Release of You. Contingent upon the Agreement becoming effective, the Company and its affiliates, on behalf of themselves and their directors and officers, hereby expressly release and forever discharge you and your heirs, assignees, estate, executors, and administrators (the “Employee Released Parties”) from all Claims which the Company or any of the affiliates may have, which are known to the Company, its directors or its executive officers, or which would have been known to such individuals after reasonable inquiry, and which arise under the Employment Agreement or arise out of your employment with Company. This includes a release by Company of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise, other than the rights under this Agreement and the General Release.

7. Mutual Non-disparagement. You shall not, directly or indirectly through any agent or surrogate, disparage or otherwise communicate to any Company employee, customer, competitor or other person or entity negative statements about the Company, its affiliated entities or their respective directors, employees, products, services, or businesses. The Company shall instruct its officers, directors and employees and the officers, directors and employees of its affiliates not to disparage or otherwise communicate negative statements about you.

8. Indemnification. The terms of the Amended and Restated Indemnification Agreement dated April 18, 2012 by and between you and Company, as well as the terms of the indemnification agreements between you and Monmouth Capital Corp. dated December 1, 2003 and January 12, 2005 (collectively, the “Indemnification Agreements”), shall remain in full force and effect pursuant to its terms and is incorporated herein in its entirety.

9. Severability. The provisions of this Agreement and the General Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

10. Choice of Law. This Agreement and the General Release shall in all respects be governed and construed in accordance with the laws of the State of New Jersey, including all matters of construction, validity and performance, without regard to conflicts of law principles.

11. Voluntary and Knowing Agreement. You represent that you have thoroughly read and considered all aspects of this Agreement, that you understand all its provisions and that you are voluntarily entering into said Agreement.

12. Integration Clause; Amendment. This Agreement, the General Release, the Indemnification Agreements and the Confidentiality Agreements contain our entire agreement with regard to your retirement and separation from employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Agreement and the General Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by both (i) you and (ii) one of the Chief Executive Officer of the Company, on behalf of the Company.

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If the above accurately reflects your understanding, please date and sign the enclosed copy of this letter in the places indicated below and return that copy to Kevin Miller, Chief Financial Officer, by email at kmiller@mreic.com.

Respectfully,

/s/ Michael P. Landy
Michael P. Landy
President and Chief Executive Officer

Accepted and agreed to on this 23rd day of December, 2019.

/s/ Allison Nagelberg
Allison Nagelberg

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this 23th day of December, 2019, between you, and Monmouth Real Estate Investment Corporation (the “Company”) (with you and the Company collectively referred to herein as the “Parties”), effective eight days after your signature (the “Effective Date”), unless you revoke your acceptance as provided in Paragraph 2, below.

1. General Release of the Company. You understand that by agreeing to this Release you are agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date you sign this Release.

(a) On behalf of yourself and your heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, divisions, parent corporations, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment, remuneration or resignation by the Releasees, or any of them, including any Claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the New Jersey Law Against Discrimination; the New Jersey Civil Rights Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Temporary Disability Benefits Law, the New Jersey Paid Sick Leave Act; the New Jersey Security and Financial Empowerment Act; New Jersey State Wage and Hour Law; New Jersey Wage Payment Act; the New Jersey Freedom from Employer Intimidation Act; the New Jersey Family Leave Act; Title VII of the Civil Rights Act of 1964 (as amended); Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Notwithstanding the generality of the foregoing, you do not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Your right to bring to the attention of the Equal Employment Opportunity Commission or the New Jersey Division on Civil Rights claims of discrimination, harassment and retaliation; provided, however, that you do release your right to secure any damages for such alleged treatment;

(v) Claims by you against the Company to enforce the terms of the Retirement Agreement, including, without limitation, claims for the payment of the cash amounts set forth in Sections 2 and 3 of that Agreement in accordance with the terms of that Agreement; and

(vi) Any other obligation of the Company that cannot be waived as a matter of law.

2. OWBPA Notice. In accordance with the Older Workers Benefit Protection Act of 1990, you acknowledge that you are aware of the following:

(a) This paragraph, and this Release, are written in a manner calculated to be understood by you.

(b) The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which you sign this Release.

(c) Together with the Retirement Agreement dated as of December 23, 2019, this Release provides for consideration in addition to anything of value to which you are already entitled.

(d) You have been advised to consult an attorney before signing this Release.

(e) You have been granted twenty-one (21) days after you are presented with this Release to decide whether or not to sign this Release. If you execute this Release prior to the expiration of such period, you do so voluntarily and after having had the opportunity to consult with an attorney, and hereby waive the remainder of the twenty-one (21) day period.

(f) You have the right to revoke this Release within seven (7) days of signing it. In the event this Release is revoked, the Retirement Agreement dated as of December 23, 2019 will be null and void in its entirety, and you will not receive the benefits of that Agreement.

If you wish to revoke this agreement, you must deliver written notice stating that intent to revoke to Kevin Miller, Chief Financial Officer, by email at kmiller@mreic.com, on or before 5:00 p.m. on the seventh (7th) day after the date on which you sign this Release.

3. Employee’s Representations. You represent and warrant that:

(a) Other than your car and phone as set forth in Section 3(e) of the Retirement Agreement, you have returned to the Company all Company property in your possession;

(b) Other than as set forth in this Agreement, you have been paid all wages, commissions, bonuses or other compensation, owed to you;

(c) During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law;

(d) You have not made any disparaging comments about the Company, nor will you do so in the future; and

(e) You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.

4. Injunctive Relief. Each Party recognizes and acknowledges that a breach of the covenants contained in this Release or the Retirement Agreement will cause irreparable damage to the other Party and such other party’s goodwill or reputation, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each Party agrees that in the event of a breach of any of the covenants contained in this this Release or the Retirement Agreement by such Party, in addition to any other remedy which may be available at law or in equity, the other Party will be entitled to specific performance and injunctive relief.

5. Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

ALLISON NAGELBERG		MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By:	/s/ Allison Nagelberg	By:	/s/ Michael P. Landy
		Name:	Michael P. Landy
		Title:	President and Chief Executive Officer

Date: December 23, 2019		Date: December 23, 2019